Exhibit 99.1

FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2016

•	Net earnings per diluted share were $1.04 GAAP, $1.22 Non-GAAP
•	Revenues totaled $789 million

PALO ALTO, Calif., July 27, 2016 – Varian Medical Systems (NYSE:VAR) today is reporting GAAP net earnings of $1.04 per diluted share and non-GAAP net earnings of $1.22 per diluted share for the third quarter of fiscal year 2016. Varian’s revenues totaled $789 million for the third quarter, up 1 percent from the year-ago quarter in dollars and even with the year-ago quarter in constant currency. The company ended the quarter with a $3.3 billion backlog, up 5 percent from the end of the third quarter of fiscal year 2015.

“We generated strong gross order and revenue growth for the third quarter with substantial improvements in gross and operating margins in both our Oncology and Imaging Components businesses,” said Dow Wilson, CEO of Varian Medical Systems. “The quarter also included the booking of an order to equip a new proton therapy center in China.”

The company finished the third quarter of fiscal year 2016 with $836 million in cash and cash equivalents and $701 million of debt. Cash flow from operations was $95 million for the third quarter, bringing the year-to-date total to $204 million. The company’s GAAP results for the quarter included about $24 million of unusual expenses principally for ongoing patent litigation and the recently-announced initiative to separate the Imaging Components business into a new publicly traded company. During the quarter, the company spent $126 million to repurchase about 1.5 million shares of common stock.

Oncology Systems

Oncology Systems’ third quarter revenues totaled $605 million, up 8 percent from the year-ago quarter in dollars and in constant currency. Third-quarter Oncology gross orders were $676 million, up 6 percent from the year-ago quarter in dollars and in constant currency. In the Americas, Oncology gross orders increased by 8 percent in dollars and in constant currency, with 15 percent growth in North America offsetting a sharp decline in Latin America. In EMEA, gross orders were down 3 percent in dollars and 4 percent in constant currency. In APAC, gross orders rose 19 percent in dollars and 17 percent in constant currency, driven by strong growth in China and Australia.

“Oncology generated strong gross order growth in North America, Asia, Australia and Africa that offset weakness in developed European markets and Latin America,” Wilson said. “A positive mix of hardware products and higher software revenues drove a healthy improvement in margins. We were particularly pleased to see strong demand for our TrueBeam® platform as well as our new software products including RapidPlan™ and InSightive™ Analytics for improving both the quality and speed of treatments.”

– more –

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2016	Page 2

Imaging Components

Imaging Components revenues were $147 million for the third quarter, up 9 percent from the year-ago period. Gross orders were $138 million for the third quarter, up 13 percent from the year-ago period.

“As expected, we’re seeing a recovery in the Imaging Components business,” said Wilson. “We generated strong gross order growth in tubes as well as software and accessories from our recently-acquired businesses. Favorable product mix and productivity gains contributed to significant improvements in margins for this business in the quarter. We feel good about the progress we’re making towards separation.” The new company will be named Varex Imaging Corporation.

Other

The company’s Other category, including the Varian Particle Therapy business and the Ginzton Technology Center, recorded third quarter revenues of $37 million, down $53 million from the year-ago quarter when Varian booked significant revenues from its proton installation in Maryland. During the quarter, the company booked an order for a multi-room ProBeam installation at the new Hefei Ion Medical Center in China, with installation expected to begin in 2017.

Outlook

“We believe that total company non-GAAP net earnings will be in the range of $4.62 to $4.66 per diluted share for fiscal year 2016,” said Wilson. “We believe revenues for fiscal year 2016 will increase by about 3 percent over fiscal year 2015.”

Please refer to “Discussion of Non-GAAP Financial Measures” below for a description of items excluded from expected non-GAAP earnings.

Investor Conference Call

Varian Medical Systems is scheduled to conduct its third quarter fiscal year 2016 conference call at 2 p.m. PT today. To access the call via telephone in the U.S., dial 1-877-869-3847. From outside the U.S. dial 1-201-689-8261. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor. The replay also can be accessed by telephone by dialing 1-877-660-6853 in the U.S or by dialing 1-201-612-7415 from outside the U.S. The conference code for the telephone replay is 13640722. The teleconference will be rebroadcast until 8:00 p.m. ET, Friday, July 29, 2016. It will be archived on the website for a year.

# # #

Varian Medical Systems, Inc., of Palo Alto, California, focuses energy on saving lives by equipping the world with advanced technology for fighting cancer and for X-ray imaging.  The company is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiation. The company provides comprehensive solutions for radiotherapy, radiosurgery, proton therapy and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is also a premier supplier of X-ray imaging components, including tubes, digital detectors, cables and connectors as well as image processing software and workstations for use in medical and industrial settings, as well as for security and non-destructive testing.  Varian Medical Systems employs approximately 7,700 people who are located at manufacturing sites in North America, Europe, and China and sales and support offices around the world.  For more information, visit http://www.varian.com or follow us on Twitter.

– more –

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2016	Page 3

Forward-Looking Statements
Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry or market outlook, including growth drivers; the company’s future orders, revenues, or earnings growth or other financial results; and any statements using the terms “believe,” “expect,” “outlook,” “may,” “should,” “will” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; currency exchange rates and tax rates; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in second-party reimbursement levels; demand for and delays in delivery of the company’s products; the company’s ability to develop, commercialize and deploy new products; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements, regulations or procedures; changes in regulatory environments; the impact of reduced or limited demand by purchasers of certain X-ray products; challenges associated with commercializing the company’s particle therapy business; challenges to public tender awards and the loss of such awards or other orders; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the company’s assessment of the goodwill associated with its particle therapy business; the potential loss of key distributors or key personnel; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

– more –

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2016	Page 4

Varian Medical Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 QTR 2016	Q3 QTR 2015	Q3 YTD 2016	Q3 YTD 2015
Gross orders	$865.2	$888.0	$2,295.6	$2,395.2
Oncology Systems	675.9	635.4	1,826.3	1,778.2
Imaging Components	137.9	121.6	402.9	440.6
Other	51.4	131.0	66.4	176.4

Order Backlog	3,308.5	3,138.0	3,308.5	3,138.0

Revenues	789.4	784.0	2,305.3	2,281.3
Oncology Systems	605.2	558.7	1,778.6	1,711.4
Imaging Components	146.7	134.7	431.8	456.2
Other	37.5	90.6	94.9	113.7

Cost of revenues	443.0	469.0	1,332.0	1,316.8

Gross margin	346.4	315.0	973.3	964.5
As a percent of revenues	43.9%	40.2%	42.2%	42.3%

Operating expenses
Research and development	64.9	60.0	187.0	176.4
Selling, general and administrative	151.0	110.8	405.2	368.4

Operating earnings	130.5	144.2	381.1	419.7
As a percent of revenues	16.5%	18.4%	16.5%	18.4%

Interest income, net	1.6	1.7	4.3	3.7
Earnings before taxes	132.1	145.9	385.4	423.4
Taxes on earnings	33.2	32.3	100.5	110.5
Net earnings	98.9	113.6	284.9	312.9

Less: Net earnings attributable to noncontrolling interests	0.1	0.1	0.1	0.1
Net earnings attributable to Varian	$98.8	$113.5	$284.8	$312.8
As a percent of revenues	12.5%	14.5%	12.4%	13.7%

Net earnings per share – basic	$1.04	$1.14	$2.97	$3.13
Net earnings per share – diluted	$1.04	$1.13	$2.95	$3.10

Shares used in the calculation of net earnings per share:
Weighted average shares outstanding - basic	94.9	99.7	96.0	100.1
Weighted average shares outstanding - diluted	95.4	100.5	96.5	101.0

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2016	Page 5

  Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	July 1,	October 2,
	2016	2015 (1) (2)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$835,936	$845,468
Accounts receivable, net	840,437	770,920
Inventories	682,490	612,607
Prepaid expenses and other current assets	187,760	163,984
Total current assets	2,546,623	2,392,979

Property, plant and equipment, net	372,496	379,215
Goodwill	282,894	283,452
Long-term deferred tax assets	117,918	119,331
Other assets	439,521	403,673
Total assets	$3,759,452	$3,578,650

Liabilities, Redeemable Noncontrolling Interests and Equity
Current liabilities:
Accounts payable	$180,338	$202,918
Accrued liabilities	365,008	347,167
Deferred revenues	530,847	489,775
Advance payments from customers	140,077	178,265
Short-term borrowings	351,441	108,446
Current maturities of long-term debt	50,000	50,000
Total current liabilities	1,617,711	1,376,571
Long-term debt	300,000	337,500
Other long-term liabilities	139,554	138,235
Total liabilities	2,057,265	1,852,306

Redeemable noncontrolling interests	10,331	-

Equity:
Varian stockholders’ equity:
Common stock	94,306	98,070
Capital in excess of par value	659,033	682,167
Retained earnings	1,018,932	1,017,826
Accumulated other comprehensive loss	(84,062)	(86,463)
Total Varian stockholders’ equity	1,688,209	1,711,600
Noncontrolling interests	3,647	14,744
Total equity	1,691,856	1,726,344
Total liabilities, redeemable noncontrolling interests and equity	$3,759,452	$3,578,650

(1)	The condensed consolidated balance sheet as of October 2, 2015 was derived from audited financial statements as of that date.
(2)	Certain amounts in the prior-year Condensed Consolidated Balance Sheet have been adjusted to conform to the current-year presentation as a result of adoption of the new accounting pronouncement on Balance Sheet Classification of Deferred Taxes.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2016	Page 6

Discussion of Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measures derived from our Condensed Consolidated Statements of Earnings: non-GAAP operating earnings, non-GAAP net earnings and non-GAAP diluted net earnings per share. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. We have provided a reconciliation of each historical non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. We have not provided a reconciliation of non-GAAP guidance measures to the corresponding GAAP measures on a forward-looking basis due to the potential significant variability and limited visibility of the excluded items discussed below.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Non-GAAP operating earnings and non-GAAP net earnings exclude the following items:

Amortization of intangible assets: We do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: We incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, changes in the fair value of contingent consideration liabilities, gain or expense on settlement of pre-existing relationships, etc. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring and impairment charges: We incur restructuring and impairment charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Separation costs: These expenses relate to the proposed separation of our imaging component business into a separate publicly traded company. These expenses consist primarily of third-party consulting fees, legal fees, and other expenses incurred to complete the separation. We exclude these separation costs because we do not believe they are reflective of on-going business and operating results.

Significant litigation charges or benefits and legal costs: We may incur charges or benefits as well as legal costs from time to time related to litigation and other contingencies. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Varian Medical Systems Reports Results for Third Quarter of Fiscal Year 2016	Page 7

We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management. Non-GAAP items are generally included in selling, general and administrative expenses, unless otherwise specified.

The following tables reconcile GAAP and non-GAAP financial measures:

Varian Medical Systems, Inc. and Subsidiaries

Reconciliation between GAAP and Non-GAAP Financial Measures

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q3 QTR 2016	Q3 QTR 2015	Q3 YTD 2016	Q3 YTD 2015
Non-GAAP adjustments
Amortization of intangible assets*	$2.9	$1.8	$8.9	$5.1
Restructuring charges	0.8	(0.2)	5.6	13.4
Legal expenses	11.9	-	21.2	-
Separation costs	5.4	-	5.4	-
Other**	2.7	1.1	4.3	2.3
Total Non-GAAP adjustments	23.7	2.7	45.4	20.8
Tax effects of Non-GAAP adjustments	(6.1)	(0.3)	(11.9)	(5.4)
Total net earnings impact from non-GAAP adjustments	$17.6	$2.4	$33.5	$15.4
Operating earnings reconciliation
GAAP operating earnings	$130.5	$144.2	$381.1	$419.7
Total operating earnings impact from non-GAAP adjustments	23.7	2.7	45.4	20.8
Non-GAAP operating earnings	$154.2	$146.9	$426.5	$440.5
Net earnings and diluted net earnings per share reconciliation
GAAP net earnings	$98.8	$113.5	$284.8	$312.8
Total net earnings impact from non-GAAP adjustments	17.6	2.4	33.5	15.4
Non-GAAP net earnings	$116.4	$115.9	$318.3	$328.2
GAAP diluted net earnings per share	$1.04	$1.13	$2.95	$3.10
Non-GAAP diluted net earnings per share	$1.22	$1.15	$3.30	$3.25
Shares used in GAAP and non-GAAP diluted net earnings per share calculation	95.4	100.5	96.5	101.0
*Includes $1.7 million, $0.1 million, $4.8 million, and $0.4 million, respectively, in cost of revenues for the periods presented.
**Other includes impairment charges and acquisition-related expenses and benefits.